UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 3, 2007

LIPID SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-497	43-0433090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

7068 Koll Center Parkway, Suite 401, Pleasanton, California	94566
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (925) 249-4000

(Former name or former address, if changed since last report.)  N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 3, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Lipid Sciences, Inc. (the “Company”) approved the repricing of an aggregate of 3,170,756 stock options issued to employees, officers and directors under the Company’s 2001 Performance Equity Plan and 2000 Stock Option Plan to an exercise price of $0.89 per share, the closing price of the Company’s common stock on December 3, 2007. The options had original exercise prices ranging from $2.13 to $6.00 per share. All other terms of these options remain unchanged. Only options with an exercise price greater than or equal to $2.00 were eligible to be repriced. Excluded from the repricing were options held by former employees and certain outside consultants and advisors.

The Committee believes that, as a result of the differential between the average exercise price of the outstanding options and the current market price of the Company’s common stock, the Company’s outstanding stock options were no longer providing adequate incentives to the option holders. As a result, the Committee repriced certain of these options in order to more closely align the interests of the employees, officers and directors with those of the shareholders. The Committee considered various alternatives to the repricing, including granting additional options and providing other forms of consideration, and concluded that the repricing was the most desirable of the various alternatives considered.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lipid Sciences, Inc.

Date: December 5, 2007	By:	/s/ Sandra Gardiner
Sandra Gardiner
Chief Financial Officer